Exhibit 97.2
CONOCOPHILLIPS CLAWBACK POLICY
The Human Resources and Compensation Committee (“HRCC”) of the Board of Directors of ConocoPhillips (the “Board”) has adopted the following clawback policy (the “Policy”) effective as of the effective date of Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Effective Date”). As of the Effective Date the Policy supersedes and replaces the Clawback Policy previously adopted by the HRCC on October 3, 2012.
1.Clawbacks under the Dodd-Frank Act.
a.If ConocoPhillips is required to prepare a Restatement, then ConocoPhillips shall reasonably promptly seek to recover Erroneously Awarded Compensation from any Covered Person unless the Committee determines that an Exception applies and that recovery would be impracticable.  If the achievement of one or more Financial Reporting Measures was considered in determining the Incentive-Based Compensation Received by a Covered Employee during the Recovery Period, but the Incentive-Based Compensation was not paid or awarded on a formulaic basis, the Committee in its discretion shall determine the amount of any Erroneously Awarded Compensation that must be recouped.
b.For purposes of Section 1 of this Policy, the following terms shall have the following meanings:
i.“Committee” means the HRCC or any successor committee of independent directors responsible for executive compensation decisions, or in the absence of such a committee, a majority of the independent directors serving on the Board.
ii.“Covered Person” means any person who served as an Executive Officer at any time during the performance period applicable to Incentive-Based Compensation Received during the Recovery Period.
iii.“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation (determined without regard to any taxes withheld or paid) Received by a Covered Person on or after the Effective Date and during the Recovery Period that is in excess of the amount that otherwise would have been Received had it been determined based on the Restatement, provided that:
A.Erroneously Awarded Compensation does not include any Incentive-Based Compensation Received (I) before beginning service as an Executive Officer (II) outside of the Recovery Period, or (III) during any period ConocoPhillips did not have a class of its securities listed on an Exchange; and
B.If Incentive-Based Compensation is based on stock price or total shareholder return such that the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a

Exhibit 97.2
Restatement, the Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and ConocoPhillips must maintain documentation of the determination of the reasonable estimate and provide such documentation to the Exchange.
iv.“Exception” means that (A) the direct expense paid to a third party to assist in enforcing this Policy would exceed the Erroneously Awarded Compensation, and ConocoPhillips has made a reasonable attempt to recover such amounts, has documented such attempts, and has provided such documentation to the Exchange; (B) the recovery of Erroneously Awarded Compensation would violate applicable home country law adopted prior to November 28, 2022, and ConocoPhillips has provided the Exchange an opinion of home country counsel to that effect; or (C) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of ConocoPhillips, to fail to meet the requirements of sections 401(a)(13) or 411(a) (or any successor provisions) of the Internal Revenue Code of 1986, as amended.
v.“Exchange” means the New York Stock Exchange or any successor United States national securities exchange or association on which securities of ConocoPhillips are listed.
vi.“Executive Officer” means ConocoPhillips’ president; principal financial officer; principal accounting officer (or if there is no such accounting officer, the controller); any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance); any other officer who performs a policy-making function; and any other person (including an officer of a ConocoPhillips’ subsidiary) who performs similar policy-making functions for ConocoPhillips.
vii.“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing ConocoPhillips’ financial statements, any measure that is derived wholly or in part from such a measure, ConocoPhillips’ stock price, and ConocoPhillips’ total shareholder return. A measure does not have to be presented within ConocoPhillips’ financial statements or included in a filing with the United States Securities and Exchange Commission to be considered a Financial Reporting Measure.
viii.“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation generally does not include base salary, compensation based on the satisfaction of subjective standards, compensation based on the satisfaction of strategic or operational measures that are not Financial Reporting Measures, or compensation or awards paid or vested based on the passage of time.

Exhibit 97.2
ix.“Received” means the fiscal period during which the Financial Reporting Measure specified in an Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
x.“Recovery Period” means the three completed fiscal years of ConocoPhillips immediately preceding the earlier to occur of (i) the date the Board, a committee of the Board, or the officer or officers of ConocoPhillips authorized to take such action if Board action is not required, concludes (or reasonably should have concluded) that ConocoPhillips is required to prepare a Restatement and (ii) the date a court, regulator, or other legally authorized entity directs ConocoPhillips to prepare a Restatement. The “Recovery Period” also includes any transition period that results from a change in ConocoPhillips’ fiscal year and that is within or immediately following those three-completed fiscal years; provided that a transition period between the last day of ConocoPhillips’ previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.
xi.“Restatement” means an accounting restatement of ConocoPhillips’ financial statements due to ConocoPhillips’ material noncompliance with any financial reporting requirement under U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
c.Notwithstanding the terms of any other policy, program, agreement or arrangement, neither ConocoPhillips nor any of its subsidiaries shall indemnify any Covered Person against the loss of Erroneously Awarded Compensation.
d.ConocoPhillips shall make appropriate disclosures and other filings with respect to Section 1 of this Policy in accordance with the Securities Exchange Act of 1934, as amended, and the applicable Exchange listing standards.
2.Clawbacks under the Sarbanes-Oxley Act. ConocoPhillips shall seek to recover applicable compensation and profits to the extent required by Section 304 of the Sarbanes-Oxley Act (as amended and including any applicable successor provision).
3.Clawbacks under Other Laws and Listing Standards. ConocoPhillips shall seek to recover applicable amounts to the extent required by applicable law or the applicable listing standards of the Exchange.
4.Administration. The HRCC shall have full authority to administer this Policy in its discretion. The HRCC shall, subject to the provisions of this Policy, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate or advisable. All determinations and interpretations made by the HRCC shall be

Exhibit 97.2
final, binding and conclusive. Subject to applicable law, the HRCC may seek to recover compensation under this Policy by requiring repayment to ConocoPhillips; by adjusting future cash or equity-based compensation payments or awards; by offsetting other compensation; or by such other means or combination of means as the HRCC, in its sole discretion, determines to be appropriate and legally permissible. For purposes of administering Section 1 of this Policy, references to the “HRCC” in this Section 4 shall be deemed to be references to the “Committee” as defined in Section 1.
5.Other Remedies and Provisions. The remedies under this Policy are in addition to, and not in lieu of, any legal and equitable claims ConocoPhillips or any of its affiliates may have or any actions of law enforcement agencies, regulators, administrative bodies or other authorities. This Policy supplements (and does not replace) any forfeiture or recoupment provisions included in any of the compensation and benefit plans, programs, and agreements of ConocoPhillips and its subsidiaries, including any provisions relating to the forfeiture or recoupment of awards, compensation, and/or benefits due to detrimental activities or the violation of any obligations under such plans, programs, or agreements.
6.Interpretation. The actions and determinations of the HRCC and/or the Board pursuant to this Policy shall be without prejudice to any other rights that ConocoPhillips may have with respect to any person subject to this Policy. To the extent applicable, this Policy will be administered in a manner that complies with mandatory provisions of applicable law and Exchange listing requirements and shall be interpreted and construed accordingly. Notwithstanding anything herein to the contrary, this Policy does not require and shall not be construed to require recovery of compensation to the extent such recovery is not required to comply with the Dodd-Frank Act, the Sarbanes-Oxley Act, applicable Exchange listing requirements, and/or other applicable laws.
7.Amendment; Termination. The Board or the HRCC may amend or terminate this Policy at any time.
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